            877 N. 8th W., Riverton, WY  82501            307-856-9271            FAX  307-857-3050

For Immediate Release

U.S. ENERGY CORP. ANNOUNCES A JOINT EXPLORATION AGREEMENT WITH A PRIVATE HOUSTON, TEXAS BASED EXPLORATION & PRODUCTION COMPANY

WORKING INTEREST COVERS 50,000+ NET ACRES IN
SOUTHERN LOUISIANA

RIVERTON, Wyoming – May 14, 2008 -U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in molybdenum, uranium, oil and gas, gold, and real estate, today announced that it has entered into a Joint Exploration Agreement with a private Houston, Texas based oil and gas company.

U.S. Energy Corp. has agreed to participate as a 4.55% working interest partner in a South Louisiana oil and gas area of mutual interest (AMI) covering in excess of 50,000 net acres.  U.S. Energy’s initial commitment to the program will approximate $1.3 million.

The AMI is believed to be highly prospective for oil and gas resources and includes potential targets in known producing formations.  The Houston based oil company has spent the last 15 months securing lease options, analyzing reprocessed 2-D seismic, and finalizing preparation to conduct a large 3-D seismic campaign in the near future.  In total they have analyzed approximately 400 miles of recently reprocessed 2-D seismic in preparation for the 3-D shoot.

The Houston based company will be the operator of the 3-D seismic survey and any subsequent drilling that may occur in the future.  To date, multiple leads in the AMI have been identified.

Significant pipeline infrastructure exists in the AMI, along with known fields of production in formations that will also be targeted by the exploration program.  If successful, the program could continue for many years.

“We are pleased to announce yet another potentially long-term oil and gas exploration partnership with a proven developer of oil and gas reserves,” stated Keith Larsen, Chief Executive Officer of U.S. Energy Corp.  “We have been evaluating the prospective Louisiana AMI for some time now and are convinced that we have chosen another prudent oil and gas partner with an exciting exploration program.  Our partner believes that this large AMI could hold significant reserves if its analysis holds true.  We are confident in our partner’s abilities and look forward to participating in a comprehensive 3-D survey in the near future.  Although we will not commence drilling until 2009, we believe that extensive evaluation of geology and seismic interpretation reduces the risk of our participation.”

Press Release
May14, 2008

“This program is one of many programs that we have evaluated during the past nine months,” stated Mark Larsen, President of U. S. Energy Corp.  “This program has intrigued us from the start, and we are confident that we have chosen another highly qualified exploration company to partner with.  We expect to announce more oil and gas participation agreements in the near future.”

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About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, gold, and real estate.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

Disclosure Regarding Mineral Resources
Under SEC and Canadian Regulations;
and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:
Keith G. Larsen, CEO or Mark J. Larsen, President
U.S. Energy Corp. (307) 856-9271